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                                                                   EXHIBIT 10.14

I, Barry Krantz, agree to provide consulting services subject to the following terms of understanding:

1. I am an "at will" consultant. The company can elect to stop using my services at any time, without further obligation, and I can advise the company at any time of my desire to end this relationship. As a courtesy, both parties do agree to provide two weeks notice of any desire to terminate this relationship.

2. I will be paid at the rate of $200 per hour. I will submit an invoice for my services monthly, with that invoice due to the company by the tenth of the following month, and payment due to me within ten days of submitting the invoice.

          a) travel time will be billed at 50% of the time spent, unless I was working while travelling, in which case it will be billed at 100% (i.e. on last week's flight to Las Vegas, I worked on the plane on the way there, preparing for my meeting, so I'll bill the time at 100%. I read the paper on the return flight, so I'll bill that time at 50%).

          b) if my lunches are working lunches, I'll bill my time at 100%. If my lunch is merely a break from work, I will not charge for that time at all.

3. I'll bill my expenses at cost. All travel related expenses will be pre-approved. I'll submit expense reports monthly, concurrent with my consulting invoice, and all expenses will be fully documented. Reimbursement for expenses will be due to me within ten days of submission.

          a) my requests for reimbursement of my telephone expenses (use of my personal telephone lines for calls related to my consulting assignment) will be submitted with a one month lag, so I can use my monthly phone bills as a record from which to base my submission.

          b) I am authorized to stay at the Red Lion Hotel when I choose, if my consulting activities involve my spending consecutive days at the company headquarters. When possible, room charges will be direct billed from the Red Lion to the company. If and when direct billing doesn't occur, I'll pay the hotel and submit the expense for reimbursement as part of that month's expense report.

4. My consulting services and expenses will be invoiced to and guaranteed by CFI-PTY, Ltd.


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Continued

5. The company understands that my consulting services will begin on December 1, 1996 and will involve approximately 3 days per week of my time. The company also understands that there will be several blocks of time (i.e. 12/18/96 - 12/31/96 and 2/15/97 - 3/16/97) where I have other commitments that will preclude my spending any time at all (or very little) on this consulting assignment.

Agreed to on December 17, 1996 by:


/s/ Barry Krantz                                      for Krantz Consulting
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Barry Krantz

/s/ Kevin W. Perkins                                  for CFI=PTY, Ltd.
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Kevin W. Perkins